Exhibit 99.1

Xenith Bankshares, Inc. Reports First Quarter 2017 Results

EPS up nearly 14% over Fourth Quarter 2016 from Continuing Operations

RICHMOND, Va., April 26, 2017 (GLOBE NEWSWIRE) --

Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, today announced financial results for the first quarter ended March 31, 2017.

The company reported net income of $5.66 million, or $0.24 per diluted share ($0.25 per diluted share from continuing operations), for the first quarter of 2017 compared to $1.38 million, or $0.08 per diluted share ($0.06 per diluted share from continuing operations), for the first quarter of 2016. Net income in 2017 included $250 thousand of merger-related expenses compared to $1.57 million in the first quarter of 2016.

The company reported net income of $5.17 million, or $0.22 per diluted share ($0.22 per diluted share from continuing operations), for the fourth quarter of 2016, which included $1.16 million of merger-related costs.

Information for 2016 includes the operations of legacy Xenith Bankshares, Inc. (“legacy Xenith”) only for the period immediately following the effective date of the merger, July 29, 2016, of legacy Xenith with and into the company (the “merger”) as of and through the applicable period ends. On October 17, 2016, the company completed the sale of its mortgage banking business conducted through its wholly-owned subsidiary, Gateway Bank Mortgage, Inc. (“GBMI”). The operations of GBMI have been reported as discontinued operations for all periods presented herein.

All amounts based on the company’s common shares have been adjusted to reflect the 1-for-10 reverse stock split, which was effective on December 13, 2016.

First Quarter 2017 Financial Highlights

  For the quarter ended March 31, 2017, income before income taxes from continuing operations was $8.44 million. Income before income taxes in 2017 included $250 thousand of merger-related expenses.
  Net interest income for the quarter ended March 31, 2017 was $24.85 million including $1.02 million of accretion of acquired loan discounts.
  Net interest margin for the quarter ended March 31, 2017 was 3.49%. Net interest margin excluding accretion of acquired loan discounts was 3.35%.
  Net loans were $2.34 billion at March 31, 2017 and provision for loan losses was negligible for the quarter ended March 31, 2017.
  Total average interest-earning assets in the first quarter of 2017 were $2.90 billion.
  Total assets at March 31, 2017 were $3.20 billion.
  Total deposits at March 31, 2017 were $2.62 billion.
  At March 31, 2017, the ratio of nonperforming assets to total assets was 0.98%. The ratio of the allowance for loan losses (“ALL”) to gross loans was 0.78%, and the ratio of the ALL plus remaining discounts on acquired loans as a percentage of gross loans was 1.10%1.
  Net charge-offs as a percentage of average loans were 0.15% for the quarter ended March 31, 2017.
  Other real estate owned and repossessed asset balance was $5.19 million at March 31, 2017.
  The company’s capital ratios remained well above regulatory standards for "well-capitalized" bank holding companies, with a Common Equity Tier 1 Capital Ratio of 12.75%, a Tier 1 Leverage Ratio of 11.24%, a Tier 1 Risk-Based Capital Ratio of 12.92%, and a Total Risk-Based Capital Ratio of 13.91% at March 31, 2017. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 11.93%, a Tier 1 Leverage Ratio of 10.36%, a Tier 1 Risk-Based Capital Ratio of 11.93%, and a Total Risk-Based Capital Ratio of 12.61%. These capital ratios exclude approximately $95 million in disallowed deferred tax assets as required by the Basel III rules.
  Total shareholders' equity was $470.49 million at March 31, 2017. Book value and tangible book value per common share at March 31, 2017 were $20.32 and $19.001, respectively. Return on average assets was 0.71% and return on average common equity was 4.90% for the quarter ended March 31, 2017.

T. Gaylon Layfield, III, the company’s Chief Executive Officer, commented: “As we continue our merger integration, we are seeing a number of positive trends. They include net interest margin expansion helped by holding the line on deposit costs, a slightly more asset-sensitive balance sheet, continued progress on measures of asset quality, and our ability to attract high quality bankers in selected markets. More than $1 million in non-recurring expenses plus merger-related expenses in the first quarter did impact our efficiency ratio, but with our considerable focus across the bank on driving efficiencies, I believe overall improvement will continue. As has been the case historically, the first quarter of the year did not result in the kind of loan growth that we have typically generated over the course of the year.  On the plus side, most of the loan reduction we experienced in the first quarter was in low-margin and non-core loans. Our pipeline looks sound, especially in the Richmond and Greater Washington markets.  Our loan-to-deposit ratio has improved to 90% reflecting non-core loan contraction and good core deposit growth. Key balance sheet metrics around capital and liquidity and low reliance on wholesale funding provide a solid platform for core loan growth and help reduce the pressure to raise deposit rates as market interest rates continue their upward march.”

Operating Results

First Quarter 2017 Compared to First Quarter 2016

Total interest income for the three months ended March 31, 2017 was $29.66 million compared to $17.98 million for the three months ended March 31, 2016. For the three-month period of 2017, total interest income reflected average interest-earning assets of $2.90 billion compared to $1.82 billion in interest-earning assets in the same period of 2016. Asset yields in the 2017 period were 4.17% compared to yields of 4.00% in the 2016 period. Accretion from acquired loan discounts was $1.02 million in the first quarter of 2017 compared to zero in the first quarter of 2016.

Total interest expense for the three months ended March 31, 2017 was $4.81 million compared to $3.22 million for the three months ended March 31, 2016. Average interest-bearing liabilities in the 2017 period increased to $2.26 billion from $1.44 billion in the same period of 2016. The cost of liabilities was 0.86% in the 2017 period compared to 0.90% in the 2016 period.

Net interest margin in first quarter of 2017 was 3.49% compared to 3.30% in first quarter of 2016. Net interest margin excluding accretion of acquired loan discounts was 3.35% in the first quarter of 2017 compared to 3.30% in the first quarter of 2016.

Net interest income after provision for loan losses was $24.84 million for the three months ended March 31, 2017 compared to $14.79 million in the same period of 2016. Provision for loan losses was negligible in both periods.

Total noninterest income was $3.13 million in the first quarter of 2017 compared to $2.51 million in the first quarter of 2016. Noninterest income in 2017 included higher income from the company’s back-to-back interest swap program, higher Visa check card income, and higher earnings from bank-owned life insurance.

Noninterest expense in the first quarter of 2017 was $19.53 million compared to $15.53 million in the first quarter of 2016. First quarter 2017 noninterest expense included $250 thousand of merger-related costs compared to $1.59 million in the 2016 period. The company’s efficiency ratio (defined as noninterest expense divided by the sum of net interest income and noninterest income from continuing operations) for the first quarter of 2017 was 70% (69%1 excluding merger-related costs) compared to 90% for the first quarter of 2016 (81%1 excluding merger-related costs).

First Quarter 2017 Compared to Fourth Quarter 2016

Total interest income for the three months ended March 31, 2017 and December 31, 2016 was $29.66 million and $28.97 million, respectively. For the first quarter of 2017, total interest income reflected average interest-earning assets of $2.90 billion compared to $2.96 billion in interest-earning assets in the fourth quarter of 2016. Asset yields were 4.17% in the first quarter of 2017 compared to asset yields of 3.89% in the last quarter of 2016. Accretion of discounts from acquired loans was $1.02 million in the first quarter of 2017 and $1.41 million in the fourth quarter of 2016.

Total interest expense for the three months ended March 31, 2017 and December 31, 2016 was $4.81 million and $4.83 million, respectively. Average interest-bearing liabilities in the first quarter of 2017 were $2.26 billion compared to $2.31 billion in the fourth quarter of 2016. The cost of interest-bearing deposits was 0.76% and 0.75% in the first quarter of 2017 and the fourth quarter of 2016, respectively. Total deposits increased $47.67 million, or 1.85%, from December 31, 2016 to March 31, 2017. The cost of total liabilities was 0.86% and 0.83% in the first quarter of 2017 and fourth quarter of 2016, respectively. The higher cost of total liabilities in the first quarter of 2017 was the result of reductions in less expensive short-term borrowings from the Federal Home Loan Bank of Atlanta.

Net interest margin in the first of quarter 2017 was 3.49% compared to 3.27% in the fourth quarter of 2016. Net interest margin excluding accretion of acquired loan discounts was 3.35% in the first quarter of 2017 compared to 3.08% in the fourth quarter of 2016.

Net interest income after provision for loan losses was $24.84 million for the three months ended March 31, 2017 compared to $23.51 million in the three months ended December 31, 2016. Net interest income after provision expense for loan losses in the first quarter of 2017 reflected negligible loan loss provision, while net interest income after provision expense for loan losses in the fourth quarter of 2016 included $625 thousand in loan loss provision. Gross loans declined from $2.46 billion at December 31, 2016 to $2.36 billion at March 31, 2017. Some of the decline in loans resulted from the normal amortization of residential real estate loans and pay-off of construction loans, offset by solid growth in the company’s marine lending division, Shore Premier Finance. Additional loan reductions were in loans associated with mortgage warehouse participations with two banks and the sale of a portion of the company’s guaranteed student loan portfolio.

Total noninterest income was $3.13 million in both the first quarter of 2017 and the fourth quarter of 2016.

Noninterest expense in the first quarter of 2017 was $19.53 million compared to $18.46 million in the fourth quarter of 2016. First quarter 2017 included $250 thousand of merger-related costs compared to $1.16 million of merger-related costs in the fourth quarter of 2016. The company’s efficiency ratio for the first quarter of 2017 was 70% (69%1 excluding merger-related costs) compared to 68% (63%1 excluding merger-related costs) for the fourth quarter of 2016.

Asset and Credit Quality

At March 31, 2017, the ratio of nonperforming assets to total assets was 0.98%, the ratio of nonperforming loans to gross loans was 1.11%, and the ratio of the company’s ALL to nonaccrual loans was 69.8%. Net charge-offs as a percentage of average loans were 0.15%. ALL as a percentage of gross loans was 0.78%, at March 31, 2017, and this ratio including acquisition fair value adjustments (adjusted ALL/ gross loans) was 1.10%1.

Capital and Shareholder Value Measures

The company’s capital ratios remained well above regulatory standards for "well-capitalized" bank holding companies, with a Common Equity Tier 1 Capital Ratio of 12.75%, a Tier 1 Leverage Ratio of 11.24%, a Tier 1 Risk-Based Capital Ratio of 12.92%, and a Total Risk-Based Capital Ratio of 13.91% at March 31, 2017. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 11.93%, a Tier 1 Leverage Ratio of 10.36%, a Tier 1 Risk-Based Capital Ratio of 11.93%, and a Total Risk-Based Capital Ratio of 12.61%. These capital ratios exclude approximately $95 million in disallowed deferred tax assets as required by the Basel III rules.

Total shareholders' equity was $470.49 million at March 31, 2017. Book value and tangible book value per common share at March 31, 2017 were $20.32 and $19.001, respectively. Return on average assets was 0.71% and return on average common equity was 4.90% for the quarter ended March 31, 2017.

Outlook

Layfield concluded: “As I look to the remainder of 2017, I expect growth in our core loan portfolios to accelerate with reduced impact from declining non-core categories. With respect to commercial real estate lending, we remain focused on its cyclical nature and the importance of proactive loan management. That said, we are well within regulatory guidelines and our own internal loan limits for this asset class, and believe we are in a position to pursue high quality real estate lending in all our target markets. Our expertise in commercial and industrial lending should continue to support profitable growth as well. We will continue our efforts to gain efficiencies across all operating areas of the bank. With our asset sensitivity, any increase in interest rates should translate into modest improvement in net interest margin. The combination of these efforts should enable Xenith to continue on its path to improved earnings and enhanced shareholder value.”

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. (“XBKS”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. XBKS also offers marine finance floorplan and end-user products through its Shore Premier Finance division. Xenith Bank’s regional area of operations spans from greater Baltimore, Maryland to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 42 full-service branches and two loan production offices located across these areas with its headquarters centrally located in Richmond. XBKS’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about XBKS and its subsidiaries can be found at www.xenithbank.com.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press re are forward-looking statements. Forward-looking statements made in this press re reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to XBKS. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors include among others: difficulties and delays in integrating the combination of the legacy Hampton Roads Bankshares and legacy Xenith businesses or fully-realizing cost savings and other benefits; business disruptions following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission, including those outlined under “Risk Factors” in XBKS’s  Annual Report on Form 10-K for the year ended December 31, 2016. Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

Xenith Bankshares, Inc.
Consolidated Balance Sheets
As of March 31, 2017 and December 31, 2016
(unaudited)
(in thousands, except share data)	March 31, 2017	December 31, 2016
Assets
Cash and due from banks	$16,187	$18,825
Interest-bearing deposits in other banks	7,593	4,797
Overnight funds sold and due from Federal Reserve Bank	156,361	103,372
Investment securities available for sale, at fair value	318,741	317,443
Restricted equity securities, at cost	19,296	24,313
Loans	2,356,808	2,464,056
Allowance for loan losses	(18,275)	(21,940)
Net loans	2,338,533	2,442,116
Premises and equipment, net	56,371	56,996
Interest receivable	8,487	8,806
Other real estate owned and repossessed assets,
net of valuation allowance	5,185	5,345
Goodwill	26,931	26,931
Core deposit intangible, net	3,656	3,787
Net deferred tax assets, net of valuation allowance	154,899	157,825
Bank-owned life insurance	72,580	72,104
Other assets	13,760	13,969
Assets of discontinued operations	—	10,563
Totals assets	$3,198,580	$3,267,192
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$535,889	$501,678
Interest-bearing:
Demand and money market	1,148,199	1,113,453
Savings	91,605	86,739
Time deposits Less than $250	773,158	785,303
Time deposits $250 or more	70,792	84,797
Total deposits	2,619,643	2,571,970
Federal Home Loan Bank borrowings	50,000	172,000
Other borrowings	38,938	38,813
Interest payable	785	829
Other liabilities	18,143	19,093
Liabilities of discontinued operations	579	849
Total liabilities	2,728,088	2,803,554
Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued
and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares
authorized; 23,159,377 and 23,123,518 shares issued
and outstanding on March 31, 2017 and December 31, 2016, respectively	232	231
Capital surplus	712,048	710,916
Accumulated deficit	(239,875)	(245,538)
Accumulated other comprehensive income, net of tax	(1,913)	(2,428)
Total shareholders' equity before non-controlling interest	470,492	463,181
Non-controlling interest of the discontinued operations	—	457
Total shareholders' equity	470,492	463,638
Total liabilities and shareholders' equity	$3,198,580	$3,267,192

Xenith Bankshares, Inc.
Consolidated Statements of Income
For the Three Months Ended March 31, 2017 and 2016
(unaudited)
(in thousands)	March 31, 2017	March 31, 2016
Interest Income
Loans, including fees	$27,359	$16,584
Investment securities	2,068	1,350
Overnight funds sold and deposits in other banks	236	44
Total interest income	29,663	17,978
Interest Expense
Deposits:
Demand	1,584	846
Savings	56	16
Time deposits	2,319	1,864
Interest on deposits	3,959	2,726
Federal Home Loan Bank borrowings	173	18
Other borrowings	680	472
Total interest expense	4,812	3,216
Net interest income	24,851	14,762
Provision for loan losses	9	(25)
Net interest income after provision for loan losses	24,842	14,787
Noninterest Income
Service charges on deposit accounts	1,160	1,139
Earnings from bank-owned life insurance	476	349
Gain on sale of loans	19	—
Visa check card income	753	641
Other	724	384
Total noninterest income	3,132	2,513
Noninterest Expense
Salaries and employee benefits	10,487	7,771
Professional and consultant fees	1,199	585
Occupancy	1,981	1,416
FDIC insurance	729	414
Data processing and technology	1,026	1,204
Problem loan and repossessed asset costs	99	101
Impairments and (gains) and losses on sales of other real estate owned and repossessed assets, net	70	(177)
Equipment	334	284
Board fees	131	246
Advertising and marketing	224	50
Merger-related	250	1,568
Other	3,001	2,071
Total noninterest expense	19,531	15,533
Income from continuing operations before provision for income taxes	8,443	1,767
Provision for income taxes - continuing operations	2,704	734
Net income from continuing operations	5,739	1,033
Net (loss) income from discontinued operations before provision for income taxes	(255)	570
(Benefit) provision for income taxes - discontinued operations	(56)	15
Net (loss) income from discontinued operations attributable to non-controlling interest	(123)	206
Net (loss) income from discontinued operations	(76)	349
Net income attributable to Xenith Bankshares, Inc.	$5,663	$1,382

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)
PERFORMANCE MEASURES
	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2016	2016	2016	2016	2016
Net interest margin (1)	3.49%	3.27%	3.59%	3.29%	3.30%	3.38%
Return on average assets (2)	0.71%	0.62%	6.67%	0.51%	0.27%	2.22%
Return on average common equity (3)	4.90%	4.42%	51.42%	3.56%	1.89%	15.98%
Efficiency ratio (4)	70%	68%	126%	82%	90%	92%
Efficiency ratio, excluding merger-related costs (5)	69%	63%	76%	76%	81%	73%
Accretion of acquired loan discounts	$1,015	1,411	1,509	-	-	2,920
Income (loss) from continuing operations before income taxes	$8,443	8,177	(17,339)	3,181	1,767	(4,214)
Net income	$5,663	5,173	47,864	2,623	1,382	57,042
Earnings per common share (basic)-continuing operations (6)	$0.25	0.22	2.26	0.11	0.06	2.82
Earnings per common share (diluted)-continuing operations (6)	$0.25	0.22	2.25	0.11	0.06	2.81
Earnings per common share (basic)-discontinued operations (6)	$-	-	0.02	0.04	0.02	0.08
Earnings per common share (diluted)-discontinued operations (6)	$-	-	0.02	0.04	0.02	0.08
Earnings per common share (basic) (6)	$0.24	0.22	2.28	0.15	0.08	2.90
Earnings per common share (diluted) (6)	$0.24	0.22	2.27	0.15	0.08	2.89
______________________________
(1) Net interest margin is net interest income (from continuing and discontinued operations) divided by average interest-earning assets. For the purposes of this calculation, tax-exempt interest income from tax-exempt municipal securities is computed on a taxable-equivalent yield basis.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity (excluding non-controlling interest) for the respective period.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income from continuing operations.
(5) Non-GAAP financial measure. See discussion of non-GAAP financial measures below.
(6) The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.

ASSET QUALITY MEASURES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Net charge-offs as a percentage of average loans (year to date)	0.15%	0.65%	0.01%	-0.43%	0.50%
Allowance for loan losses (ALL) as a percentage of loans (1)	0.78%	0.89%	1.37%	1.47%	1.40%
ALL plus remaining discounts on acquired loans as a percentage of gross loans (2)	1.10%	1.25%	1.77%	1.47%	1.40%
ALL to nonaccrual loans (1)	69.81%	67.78%	77.65%	76.50%	61.82%
Nonperforming loans as a percentage of gross loans	1.11%	1.31%	1.76%	1.92%	2.26%
Nonperforming assets as a percentage of total assets	0.98%	1.15%	1.50%	1.66%	2.10%
Troubled debt restructurings	$28,159	28,872	28,981	29,812	30,479
______________________________
(1) ALL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Common Equity Tier 1 capital ratio - Consolidated	12.62%	12.15%	12.14%	14.52%	14.65%
Common Equity Tier 1 capital ratio - Bank only	11.80%	11.25%	11.20%	14.60%	14.72%
Tier 1 risk-based capital ratio - Consolidated	12.78%	12.15%	12.14%	14.93%	15.11%
Tier 1 risk-based capital ratio - Bank only	11.80%	11.25%	11.20%	14.60%	14.72%
Total risk-based capital ratio - Consolidated	13.76%	13.23%	13.62%	16.19%	16.35%
Total risk-based capital ratio - Bank only	12.47%	12.03%	12.39%	15.87%	15.96%
Tier 1 leverage ratio - Consolidated	11.24%	10.74%	12.50%	13.16%	13.05%
Tier 1 leverage ratio - Bank only	10.32%	9.93%	11.55%	12.76%	12.69%
Book value per common share (1) (2)	$20.32	20.05	20.15	17.37	17.14
Tangible book value per common share (2) (3)	$19.00	18.72	18.84	17.37	17.14
______________________________
(1) Book value per common share is total shareholders' equity divided by common shares outstanding at the end of the respective period.
(2) The Company completed a 1-for10 reverse stock split on December 13, 2016. Per share data for periods prior to the date of the reverse stock split have been adjusted and are presented on a comparative basis.
(3) Tangible book value per common share is total shareholders' equity less goodwill and intangible assets, net divided by common shares outstanding at the end of the respective period.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2016	2016	2016	2016	2016
Total assets	$3,247,129	3,320,516	2,854,920	2,053,285	2,034,948	2,568,744
Average interest-earning assets	$2,900,544	2,956,592	2,573,181	1,849,152	1,820,574	2,296,457
Loans, net of allowance for loan losses	$2,398,848	2,418,825	2,117,627	1,591,399	1,564,868	1,891,345
Total deposits	$2,611,528	2,604,622	2,298,600	1,670,289	1,681,744	2,065,933
Shareholders' equity	$469,344	466,254	371,007	296,897	294,706	357,552
______________________________
(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Total assets	$3,198,580	3,267,192	3,325,467	2,092,448	2,040,373
Loans, net of allowance for loan losses	$2,338,533	2,442,116	2,437,302	1,538,019	1,495,811
Total deposits	$2,619,643	2,571,970	2,586,608	1,643,759	1,684,258
Shareholders' equity	$470,492	463,638	464,956	297,900	293,619

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
Efficiency ratio, excluding merger-related costs (continuing operations)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Noninterest expense	$19,532	18,461	32,535	14,349	15,533
Deduct: merger-related costs	$250	1,162	12,910	1,077	1,568
Noninterest expense, excluding merger-related costs	$19,282	17,299	19,625	13,272	13,965
Net interest income	$24,852	24,134	23,011	14,963	14,761
Noninterest income	$3,132	3,130	2,870	2,611	2,513
Efficiency ratio, excluding merger-related costs	69%	63%	76%	76%	81%

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Fair Value Adjusted ALL/ Gross Loans
Allowance for loan losses	$18,275	21,940	33,730	22,903	21,175
Add: Discounts (fair value adjustments) on acquired loans	$7,715	9,030	10,075	-	-
Total fair value adjusted ALL	$25,990	30,970	43,805	22,903	21,175
Gross loans + discounts (fair value adjustments) on acquired loans	$2,364,523	2,473,086	2,481,107	1,560,922	1,516,986
Fair value adjusted ALL/Gross loans	1.10%	1.25%	1.77%	1.47%	1.40%
______________________________
Efficiency ratio, excluding merger-related costs is a non-GAAP financial measures and is not required by or presented in accordance with GAAP. Management believes that this measure excluding merger-related costs is meaningful as it presents the performance of the company without the additive merger costs that are non-recurring and would not be incurred if the company had not merged with Hampton Roads Bankshares, Inc. Allowance for loan losses (ALL) plus discounts on acquired loans as a percentage of gross loans is a supplemental financial measures that is not required by, or presented in accordance with, U.S. GAAP. Management believes that fair value adjusted ALL as a percentage of gross loans is meaningful because it is a measure management uses to assess asset quality. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Contact:

Thomas W. Osgood
Executive Vice President, Chief Financial Officer,
 and Treasurer (804) 433-2209
tosgood@xenithbank.com